UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2011

SGB International Holdings Inc.
(Exact name of registrant as specified in its charter)

British Columbia	000-53490	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

909 – 6081 No. 3 Road, Richmond, BC Canada V6Y 2B2
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (604) 304-3315

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

On February 19, 2011, we entered into a non-binding letter of intent (“Letter of Intent”) with Dragon International Resources Group Co., Limited (“Dragon”), a Hong Kong corporation, to acquire all of the issued and outstanding shares of Dragon. Dragon wholly owns Yongding Shangzhai Coal Mine Ltd., a People’s Republic of China corporation.

Pursuant to the Letter of Intent, we and Dragon agreed, among other things, that our company, Dragon, and shareholders of Dragon will enter into a business combination whereby our company, or a subsidiary of our company, will purchase all of the issued and outstanding securities in the capital of Dragon from the shareholders of Dragon (the “Acquisition”) in exchange for an aggregate of approximately 205,384,014 common shares of our company, or such number of common shares that represents 90% of the total issued and outstanding common shares of our company at the closing of the Acquisition.

Our company and Dragon agreed to act honestly, diligently and in good faith in their respective endeavours to negotiate, settle and execute a formal agreement on or before April 30, 2011 and to consummate the Acquisition on or before May 31, 2011.

Closing of the transactions contemplated by the Letter of Intent are subject to a number of conditions being satisfied, including the completion of satisfactory due diligence and Dragon providing to our company, and our company and its solicitors having had a reasonable opportunity to review a report in compliance with National Instrument 43-101 Standards of Disclosure for Mineral Projects with respect to the projects and activities of Dragon. There is no assurance that the transactions contemplated by the Letter of Intent will be completed as planned or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SGB INTERNATIONAL HOLDINGS INC.

By: /s/ Xin Li

Xin Li
President, CEO, CFO and Director

Dated: March 1, 2011